Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2015

Los Angeles, CA (April 29, 2015) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter ended March 31, 2015 of $315,000, compared to $402,000 for the same period last year. Pre-tax, pre-provision earnings for the quarter ended March 31, 2015 was $711,000, compared to $712,000 for the same period last year. Included in net income for the quarter ended March 31, 2015 are gains in connection with the sale of securities of $75,000, compared to $253,000 for the same period last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company, stated, “I’m pleased to announce our financial results for the quarter ended March 31, 2015. We finished this quarter at a new record level of total assets, loans and deposits. Total assets exceeded $615 million at March 31, 2015, representing an increase of over 5% during the first three months of the year, while our loans and deposits grew by over 8% and 6%, respectively. Additionally, our net interest income improved to $5.0 million and our net interest margin increased to 3.46%. In addition, asset quality remains strong with total non-performing assets to total assets at 10 basis points at the end of the current quarter.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company, added, “The opening of our new Beverly Hills office contributed to the strong growth experienced this current quarter. The economic strength of the Westside of Los Angeles will provide further opportunities for 1st Century Bank.”

2015 1st Quarter Highlights

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The Bank’s total risk-based capital ratio was 12.54% at March 31, 2015, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital from trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the quarter ended March 31, 2015, the Company recorded net income of $315,000, or $0.03 per diluted share, compared to $402,000, or $0.04 per diluted share, for the same period last year. The decline in net income during the three months ended March 31, 2015 as compared to the same period last year was primarily due to a $150,000 increase in provision for loan losses, a $178,000 decline in gains from the sale of securities, and a $540,000 increase in non-interest expenses. The increase in non-interest expense primarily related to increases in salaries and benefits and occupancy costs. These items were partially offset by an increase in net interest income of $674,000, primarily related to a $79.5 million increase in the average balance of loans during the current quarter as compared to the same period last year.

•	At March 31, 2015 and 2014, the Company’s book value per share was $6.15 and $5.85, respectively, representing an increase of 5.1%.

•

Net interest margin was 3.46% for the quarter ended March 31, 2015, compared to 3.25% for the same period last year. The improvement in our net interest margin was primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year. During the quarter ended March 31, 2015 the average balance of loans relative to total earning assets was 77.3%, compared to 69.2% for the same period last year.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $493.8 million and $462.4 million at March 31, 2015 and December 31, 2014, respectively. Non-interest bearing deposits represent 59.6% of total deposits at March 31, 2015, compared to 56.1% at December 31, 2014.

•	Cost of funds declined to 12 basis points for the quarter ended March 31, 2015, compared to 16 basis points for the same period last year.

•

Loans increased to $479.9 million at March 31, 2015, compared to $442.9 million at December 31, 2014. Loan originations were $61.4 million during the quarter ended March 31, 2015, compared to $24.3 million during the same period last year.

•	Non-performing loans were $632,000, or 0.13% of total loans, at March 31, 2015, compared to $632,000, or 0.14% of total loans, at December 31, 2014.

•	Non-performing assets as a percentage of total assets were 0.10% and 0.11% at March 31, 2015 and December 31, 2014, respectively.

•	Net loan recoveries were $16,000 during both quarters ended March 31, 2015 and 2014.

•

As of March 31, 2015, the allowance for loan losses (“ALL”) was $7.8 million, or 1.62% of total loans, compared to $7.6 million, or 1.72% of total loans, at December 31, 2014. The ALL to non-performing loans was 1,229.31% and 1,203.03% at March 31, 2015 and December 31, 2014, respectively.

•

Investment securities declined to $73.0 million at March 31, 2015, representing 11.8% of our total assets, compared to $79.7 million, or 13.6% of our total assets, at December 31, 2014. During the quarter ended March 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. During the quarter ended March 31, 2014, the Company sold $14.8 million of investment securities, recognizing gains of $253,000.

Capital Adequacy

At March 31, 2015, the Company’s stockholders’ equity totaled $62.5 million compared to $61.7 million at December 31, 2014. At March 31, 2015, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, common equity tier 1 ratio and tier 1 leverage ratio were 12.54%, 11.29%, 11.29% and 9.77%, respectively, compared to the requirements of 10.00%, 8.00%, 6.50% and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at March 31, 2015 were $616.6 million, representing an increase of $31.4 million, or 5.4%, from $585.2 million at December 31, 2014. Cash and cash equivalents at March 31, 2015 were $60.1 million, representing an increase of $1.6 million, or 2.8%, from $58.5 million at December 31, 2014. Loans increased by $37.0 million, from $442.9 million at December 31, 2014 to $479.9 million at March 31, 2015. Loan originations were $61.4 million during the quarter ended March 31, 2015, compared to $24.3 million during the same period last year. The majority of loan originations during the quarter ended March 31, 2015, were related to commercial real estate loans and construction lending. Prepayment speeds for the quarter ended March 31, 2015 were 11.0%, compared to 14.3% for the same period last year. Investment securities were $73.0 million at March 31, 2015, compared to $79.7 million at December 31, 2014, representing a decline of $6.7 million, or 8.4%. During the quarter ended March 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. During the quarter ended March 31, 2014, the Company sold $14.8 million of investment securities, recognizing gains of $253,000. The weighted average life of our investment securities was 3.87 years and 4.02 years at March 31, 2015 and December 31, 2014, respectively.

Total liabilities at March 31, 2015 increased by $30.6 million, or 5.8%, to $554.1 million compared to $523.5 million at December 31, 2014. This increase is primarily due to a $31.1 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $493.8 million and $462.4 million at March 31, 2015 and December 31, 2014, respectively, representing an increase of $31.4 million, or 6.8%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.8 million, or 1.62% of our total loan portfolio, at March 31, 2015, compared to $7.6 million, or 1.72% of our total loan portfolio, at December 31, 2014. At both March 31, 2015 and December 31, 2014, our non-performing loans were $632,000. The ratio of our ALL to non-performing loans was 1,229.31% and 1,203.03% at March 31, 2015 and December 31, 2014, respectively. In addition, our ratio of non-performing loans to total loans was 0.13% and 0.14% at March 31, 2015 and December 31, 2014, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the quarter ended March 31, 2015, we recorded a provision for loan losses of $150,000, compared to no provision for the same period last year. The increase in our provision for loan losses during the quarter ended March 31, 2015 compared to the same period last year was primarily attributable to the increase in the growth rate of our loan portfolio during the current quarter. During the quarter ended March 31, 2015, the Bank’s loan portfolio increased by 8.4%, compared to a decline of 2.0% during the same period last year.

Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $180,000, $1.3 million and none, respectively, at March 31, 2015, compared to $3.4 million, $2.1 million and none, respectively, at March 31, 2014. We had net recoveries of $16,000 during both the quarters ended March 31, 2015 and 2014. At March 31, 2015, the ALL to total loans was 1.62% compared to 1.72% at December 31, 2014. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of March 31, 2015 and December 31, 2014 was adequate to absorb probable and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $632,000 at both March 31, 2015 and December 31, 2014. Non-accrual loans totaled $632,000 at both March 31, 2015 and December 31, 2014. As a percentage of total assets, the amount of non-performing assets was 0.10% and 0.11% at March 31, 2015 and December 31, 2014, respectively.

Net Interest Income and Margin

During the quarter ended March 31, 2015, net interest income was $5.0 million, compared to $4.3 million for the same period last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the quarter ended March 31, 2015 as compared to the same period last year, partially offset by a decline in the average balance of our investment portfolio during the same period. The average balances of our loan portfolio were $454.7 million during the quarter ended March 31, 2015, compared to $375.2 million for the same period last year. The average balances of our investment portfolio were $78.6 million during the quarter ended March 31, 2015, compared to $107.5 million for the same period last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.46% for the quarter ended March 31, 2015, compared to 3.25% for the same period last year. The 21 basis point increase in net interest margin is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year. The percentage of average loans to total average earning assets increased to 77.3% during the quarter ended March 31, 2015, compared to 69.2% during the same period last year.

Non-Interest Income

Non-interest income was $230,000 for the quarter ended March 31, 2015, compared to $365,000 for the same period last year. During the quarter ended March 31, 2015, the Company sold investment securities with an amortized cost of $5.9 million, recognizing gains of $75,000. During the quarter ended March 31, 2014, the Company sold $14.8 million of investment securities, recognizing gains of $253,000. With the exception of such gains, non-interest income primarily consists of customer related fee income.

Non-Interest Expense

Non-interest expense was $4.5 million for the quarter ended March 31, 2015, compared to $4.0 million for the same period last year. The increases in non-interest expense during the quarter ended March 31, 2015 as compared to the same period last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as the supplemental costs associated with the Bank’s Beverly Hills expansion.

Income Tax Provision

During the quarters ended March 31, 2015 and 2014, we recorded tax provisions of $246,000 and $310,000, respectively.

Net Income

For the quarter ended March 31, 2015, the Company recorded net income of $315,000, or $0.03 per diluted share, compared to $402,000, or $0.04 per diluted share, for the same period last year. Included in net income for the quarters ended March 31, 2015 and 2014, are gains in connection with the sale of securities of $75,000 and $253,000, respectively.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and relationship offices in Santa Monica and Beverly Hills, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	March, 2015	December 31, 2014	March, 2014
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$616,650	$585,218	$554,773
Total Loans	$479,858	$442,856	$376,064
Allowance for Loan Losses (“ALL”)	$7,765	$7,599	$7,252
Non-Performing Assets	$632	$632	$825
Investment Securities-AFS, at estimated fair value	$72,978	$79,689	$102,550
Deposits:
Non-Interest Bearing Demand Deposits	$318,646	$282,217	$240,962
Interest Bearing Demand Deposits	24,768	25,492	21,595
Money Market Deposits and Savings	150,346	154,706	162,701
Certificates of Deposit	40,536	40,757	41,847
Total Deposits	$534,296	$503,172	$467,105
Total Stockholders’ Equity	$62,549	$61,693	$58,337
Gross Loans to Deposits	89.80%	88.00%	80.49%
Ending Book Value per Share	$6.15	$6.08	$5.85
Common Shares Outstanding	10,166,441	10,140,441	9,966,330

	Quarters Ended March 31,
Quarterly Operating Results (unaudited):	2015	2014
Net Interest Income	$5,020	$4,346
Provision for Loan Losses	$150	$—
Gain on Sale of AFS Securities	$75	$253
Non-Interest Income	$155	$112
Non-Interest Expense	$4,539	$3,999
Income Tax Provision	$246	$310
Net Income	$315	$402
Basic Earnings per Share	$0.03	$0.04
Basic Shares Outstanding	9,537,677	9,293,251
Diluted Earnings per Share	$0.03	$0.04
Diluted Shares Outstanding	9,804,333	9,710,497
Quarterly Net Interest Margin*	3.46%	3.25%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$315	$402
Provision for Loan Losses	150	—
Income Tax Provision	246	310
Pre-Tax, Pre-Provision Earnings	$711	$712

*Percentages are reported on an annualized basis